December 11, 2012

Dear CCPT II Shareholder,

Cole Real Estate Investments and the Board of Directors of Cole Credit Property Trust II, Inc. (CCPT II) remain steadfastly committed to your best interests as an investing shareholder. As such, we want to inform you that the CCPT II Board of Directors has taken action to suspend the Distribution Reinvestment Plan (DRIP) and Share Redemption Program (SRP). The following actions are designed to provide fair and equal treatment to all shareholders and can be considered industry best practices in anticipation of a liquidity event. Below, please find important information regarding the Board’s actions.
Distribution Reinvestment Plan
CCPT II’s Distribution Reinvestment Plan is being suspended, not cancelled, until further notice.

•	All investors will continue to receive their full distributions.

•	All future distributions will be paid in cash.

•	Any prior reinvested distributions are not impacted.

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Our Investor Services team can provide you with assistance on directing cash distributions and answering your questions. For IRAs and other qualified accounts, distributions will be paid to the shareholders’ trust company of record.

Share Redemption Program
CCPT II’s Share Redemption Program is being suspended, not cancelled, until further notice.

•
All share redemption requests received by CCPT II during the fourth quarter on or before December 6, 2012 and determined by CCPT II to be in good order on or before December 12, 2012 will be processed in accordance with the terms, conditions and limitations of the SRP.

•	Any prior shares redeemed are not impacted.

•	Any requests for redemptions received after December 6, 2012 will not be processed.
While no final decisions have been made, CCPT II anticipates being in a position to announce further updates regarding a potential liquidity event in the near future.
Thank you for your investment in CCPT II. If you have any questions about CCPT II, please contact your Financial Advisor or the Cole Investor Services team at 866-907-2653.

Sincerely,

Marc Nemer President and Chief Executive Officer Cole Real Estate Investments	Jeff Holland, CFA Executive Vice President & Head of Capital Markets Cole Real Estate Investments

Certain statements in this letter may be considered forward-looking statements that reflect the current views of Cole’s management with respect to future events. Forward-looking statements about Cole’s and CCPT II’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole and CCPT II do not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Cole Real Estate Investments • 2325 East Camelback Road, Suite 1100 • Phoenix, Arizona 85016
P: 602.778.8700 • F: 602.778.8780 • www.ColeCapital.com